SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2003

Open Text Corporation
(Exact name of Registrant as specified in its charter)

Ontario	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Columbia Street West, Waterloo, Ontario, Canada N2L5Z5
(Address of principal executive offices)

(519) 888-7111
Registrant’s telephone number, including area code

Item 5: Other Events

On November 11, 2003, the Company entered into a credit agreement with a Canadian chartered bank to provide credit facilities for the purposes of financing its pending offer to acquire all of the shares of IXOS Software AG. The funds are available under two tranches of approximately $60 million and $80 million for a total of approximately $140 million, the repayment of which is due between nine and twelve months following the close of the Company’s tender offer. The facilities are subject to covenants and drawdown conditions, including: the maintenance of minimum shareholders equity levels in the Company, and the attainment of minimum adjusted earnings to debt ratios while the facilities are outstanding. The facilities bear interest at a floating rate based on Libor or other reference rates, and vary based on the ratio of adjusted earnings to debt outstanding during each interest period. The Company has executed a general security agreement in favor of the lender granting security against all of the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

November 19, 2003	By:	/s/ P. THOMAS JENKINS
P. Thomas Jenkins Chief Executive Officer